PROSPECTUS Dated June 11, 2002                                Amendment No. 1 to
PROSPECTUS SUPPLEMENT                                  Pricing Supplement No. 49
Dated June 11, 2002                         Registration Statement No. 333-83616
                                                            Dated April 30, 2003
                                                                  Rule 424(b)(3)


                                 MORGAN STANLEY

                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                                   ---------


     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these notes prior to the original or extended maturity date, as applicable. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

     We will pay interest quarterly, beginning August 5, 2003. Interest will accrue at the 3-month LIBOR rate on the $1,000 principal amount of each note from and including May 5, 2003, the original issue date, to but excluding May 5, 2004, the original maturity date. If the maturity of the notes is extended, as described below, interest will accrue at the rate of 3-month LIBOR plus 0.10% on the $1,000 principal amount of each note from and including May 5, 2004 to but excluding the extended maturity date.

     You may elect to extend the maturity of the notes from the original maturity date of May 5, 2004 to the extended maturity date of May 5, 2006 upon at least 5, but no more than 20, business days notice prior to May 5, 2004. See "Extension of Maturity" below.

Principal Amount:         $400,000,000

Original Maturity Date:   May 5, 2004

Extended Maturity Date:   May 5, 2006

Settlement Date
  (Original Issue
  Date):                  May 5, 2003

Interest Accrual Date:    May 5, 2003

Issue Price:              100%

Interest Payment
  Dates:                  Each February 5, May 5, August 5
                          and November 5, beginning August 5,
                          2003

Interest Payment
  Period:                 Quarterly

Spread (Plus or Minus):   Plus 0% per annum from and
                          including the original issue date to but excluding May 5, 2004

                          Plus 0.10% per annum from and
                          including May 5, 2004 to but
                          excluding the extended maturity date

Base Rate:                LIBOR

Index Maturity:           Three months

Index Currency:           U.S. dollars

Initial Interest Rate:    To be determined on the second
                          London banking day immediately
                          preceding the original issue date

Initial Interest Reset
  Date:                   August 5, 2003

Interest Reset Dates:     Each interest payment date

Interest Reset Period:    Quarterly

Interest Determination
  Dates:                  The second London banking day
                          immediately preceding each
                          interest reset date

Redemption Price
  at Maturity:            100%

Reporting Service:        Telerate (Page 3750)

Book-Entry Note or
  Certificated Note:      Book-entry note

Senior Note or
  Subordinated Note:      Senior note


     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

Calculation Agent:        JPMorgan Chase Bank
                          (formerly known as The Chase
                          Manhattan Bank)

Minimum
  Denomination:           $1,000

Specified Currency:       U.S. dollars

Business Day:             New York

CUSIP:                    61745ESE2

Other Provisions:         See below

Extension of Maturity

     You may elect to extend the maturity of your notes or a portion thereof equal to $1,000 or an integral multiple thereof from the original maturity date of May 5, 2004 to the extended maturity date of May 5, 2006 by giving irrevocable written notice duly provided to the trustee as described below; provided that notice of such repayment is provided no less than five, and no more than twenty, business days prior to May 5, 2004. In order for you to so extend the maturity date, the trustee must timely receive, through normal clearing system channels:

     o the note with the form entitled "Election to Extend Maturity" on the reverse of the note duly completed; or

     o a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be extended, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect to extend the maturity is being exercised and a guarantee that the note to be extended, together with the duly completed form entitled "Election to Extend Maturity" on the reverse of the note, will be received by the trustee not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the trustee by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

     Exercise of, or the failure to timely exercise, the election to extend the maturity of the notes or a portion thereof by the holder of a note will be irrevocable and will be binding on any subsequent holder of such note.

     As long as the notes are represented by a global note, the Depositary or the Depositary's nominee will be the holder of the note and therefore will be the only entity that can exercise the election to extend the maturity of the notes. In order to ensure that the Depositary's nominee will timely exercise such right, each beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the Depositary of its desire to exercise the election to extend the maturity of the notes. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary.


                                     PS-2